Registration No. 33-6418
1940 Act File No. 811-4946
Rule 497(e)

THOMPSON IM FUNDS, INC.

LARGECAP FUND
MIDCAP FUND
BOND FUND

Supplement Dated July 24, 2013 to
Prospectus Dated March 31, 2013

Other Strategies of the Bond Fund

The description of the other strategies of the Bond Fund is hereby supplemented by deleting the first sentence under the heading "Other Strategies" on page 21 and replacing it in its entirety as follows:

"The Bond Fund may invest in trust preferred securities and municipal bonds, including taxable municipal bonds."